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                                                                   EXHIBIT 10.13



                                              February 10, 1997



Mr. Armando M. Codina
Chairman
Codina Group, Inc.
Two Alhambra Plaza, PH2
Coral Gables, FL 33134

Dear Armando:

                 This will confirm the following agreement relating to the deferral of, and payment of, your directors' fees:

                 1. All directors' fees and retainers payable to you in connection with your service on the boards of directors (including committees of such boards) of AMR Corporation and American Airlines, Inc. for the period beginning on and after January 1, 1997 and ending on the earlier of December 31, 2006, or your retirement from such boards (the "deferral termination date") shall be paid to you on a deferred basis as set forth below.

                 2. Directors' fees shall be converted to Stock Equivalent Units in accordance with the Directors' Stock Equivalent Purchase Plan, a copy of which is attached hereto as Exhibit A.

                 3. Upon the deferral termination date, the Stock Equivalent Units shall be converted to cash and paid to you by multiplying the number of stock equivalent units as of the deferral termination date by the arithmetic mean of the high and low of AMR stock ("fair market value") during the calendar month immediately preceding the deferral termination date.

                 4. AMR's obligation to make payments pursuant to paragraph 3 hereof shall not be released or modified by reason of your death. In such event, the number of stock equivalent units as of your date of death shall be multiplied by the fair market value of AMR stock during the calendar month immediately preceding your death, and the product paid to Margarita Codina.


                 If the foregoing is satisfactory to you, please indicate by signing and returning the enclosed copy of this letter.

                                              Very truly yours,




                                              Charles D. MarLett
                                              Corporate Secretary




Accepted and agreed:




Armando M. Codina